Exhibit 3

December 7, 2001

Signal Equity Partners, L.P.
10 E. 53rd Street, 32nd Floor
New York, New York 10022
Attention: Timothy Bradley

     This letter agreement (the “Agreement”) is being entered into in connection with the sale and issuance of Series J Preferred Stock, $.001 par value per share, of FiberNet Telecom Group, Inc. (the “Company”) to SDS Merchant Fund, L.P., Penny Lane Partners, L.P. and Alexander Enterprise Holdings, Inc. (collectively, the “Series J Holders”). Pursuant to the sale and issuance of the Company’s Series J Preferred Stock, Nortel Networks Inc. (“Nortel Networks”) has agreed to, among other things, certain concessions to the Company and certain modifications to the terms of its shares of the Company’s Series H Preferred Stock, which modifications require the approval of the stockholders of the Company and an amendment to the Company’s Certificate of Incorporation (the “Amendment”). Additionally, Signal Equity Partners, L.P. (“Signal”), currently holds certain warrants of the Company.

     Signal will, with respect to all securities for which it or any party controlled by it may vote at the meeting of the Company’s stockholders to be held for the purpose of voting on the Amendment or for granting any written consent in connection with the solicitation of written consents in lieu of such a meeting, vote or cause to be voted such securities (or execute written consents with respect to such securities) in favor of the Amendment.

     In the event that the Company holds a meeting of the Company’s stockholders (or solicits written consents in lieu of such a meeting) at which one of the proposals (or with respect to such consent) is a proposal to reduce the exercise price of the warrants held by Signal as of the date of this Agreement, Nortel Networks will, with respect to all securities for which it or any party controlled by it may vote at such meeting (or with respect to such consent), vote or cause to be voted such securities (or execute written consents with respect to such securities) in favor of such proposal.

     Until the termination of this Agreement, Nortel Networks will not sell or transfer (but may convert into common stock) any shares of Series H Preferred Stock of the Company unless any transferee agrees to and accepts the terms and conditions of this Agreement before such transferee obtains such securities.

     The parties acknowledge that money damages are not an adequate remedy for violations of any provision of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance for injunctive or such other relief as such court may deem just and proper in order to enforce any such provision or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

     This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles. This Agreement may be changed, modified or amended only by a writing signed by all parties. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     The Agreement shall terminate on the earlier to occur of the completion of the meeting of stockholders of the Company to be held for the purpose of voting on the matters contained herein (or upon the granting of any written consent in connection with the solicitation of written consents in lieu of such a meeting) or the four month anniversary of the date of this Agreement.

     If the foregoing comports with your understanding of our agreement, please so indicate by signing this Agreement in the space provided below, whereupon this Agreement shall evidence the binding obligations between us.

Sincerely,

NORTEL NETWORKS INC

By:	/s/ Elias Makris
Name:	Elias Makris
Title:	Director, Consumer Finance

Acknowledged:
SIGNAL EQUITY PARTNERS, L.P.

By: Signal Equity Advisors, L.P.
its General Partner

By:	Signal Equity Advisors, Inc., its General Partner

	By:	/s/ Timothy P. Bradley
	Name:	Timothy P. Bradley
	Title:	Managing Director